Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number: 05-17

Dev Ghose

Stuart Blackie

(206) 624-8100

Media Contact

Alan Oshiki

Broadgate Consultants, Inc.

(212) 232-2354

SHURGARD ANNOUNCES IMPROVED THIRD QUARTER 2005 OPERATING RESULTS

SEATTLE, WASHINGTON, November 7, 2005 . . . Shurgard Storage Centers, Inc. (NYSE: SHU), a leading self-storage real estate investment trust in the United States and Europe, today released results for the quarter and nine months ended September 30, 2005. The Company reported a net loss to common shareholders of $1.4 million ($0.03 per share), after taking a charge of $12.7 million ($0.27 per share) for costs of professional advisors associated with an unsolicited takeover proposal and exploration of strategic alternatives. For the third quarter of 2004, net income to common shareholders was $15.1 million ($0.33 per share). For the nine months ended September 30, 2005, the Company reported a loss to common shareholders of $3 million ($0.06 per share) compared to net income to common shareholders of $29.5 million ($0.64 per share) for the nine months ended September 30, 2004. Funds from operations (FFO) attributable to common shareholders for the third quarter of 2005 was $13.6 million ($0.28 per share), compared to $29.6 million ($0.63 per share) in the third quarter of 2004. FFO attributable to common shareholders was $44.5 million ($0.94 per share) for the nine-month period in 2005, compared to $71 million ($1.53 per share) for the equivalent period in 2004. FFO for the three and nine months ended September 30, 2005 was similarly affected by the charge described above.

Operating Results

Combined Same Store revenue in the third quarter for the United States and Europe increased by $8.0 million (or 7.8%) to $111 million from $103 million, and NOI after indirect and leasehold expenses increased by $4.7 million (or 8%) to $63.4 million from $58.7 million, compared to the same quarter in 2004. For the nine-month period ended September 30, 2005, combined Same Store revenue increased by $24.2 million (or 8.1%) to $321.4 million from $297.2 million, and combined Same Store NOI after indirect and leasehold expenses increased by $11.9 million (or 7.2%) to $177.9 million from $166 million during the same period in 2004.

David K. Grant, President and Chief Operating Officer stated, “This quarter was notable for the broad-based rate growth realized in our domestic portfolio, along with continued solid occupancy gains in our European portfolio. Over the past few quarters, customer gains in Europe have been impressive, with Same Store occupancy reaching 83% at the end of the quarter. We are also pleased to see the positive effects of our cost- cutting initiatives taking hold. Third quarter European Same Store indirect expenses were down over 19% from the second quarter of 2005.”

During the third quarter of 2005, the Company’s Domestic Same Store segment generated growth in revenue of 6.8% over the third quarter of 2004, due primarily to an increase in average rates of approximately 5%. Third quarter of 2005 growth in NOI after leasehold and indirect expenses was 5.5% over the same quarter in 2004.

At constant exchange rates, the Europe Same Store segment in the third quarter of 2005 generated increases in revenue of 11.8% and NOI after leasehold and indirect expenses in the third quarter grew 23.9%, compared to the same quarter in 2004. Strong revenue growth in the Same Store portfolio during the quarter was due primarily to the substantial improvement in average occupancy, which increased to 81% from 71% in the comparable quarter in 2004. Occupancy improved in all countries, but was particularly strong in the Netherlands, Sweden and Denmark.

The Company’s substantial investment ($551 million, or 18% of the portfolio) in 87 New Stores provided 5% of the Company’s NOI after indirect and leasehold expenses in the third quarter 2005, compared to 3% in the second quarter 2005.

Improved operating results in the third quarter were offset by higher interest expense, audit and Sarbanes-Oxley Section 404 compliance costs and personnel expenses. Interest expense increased by $7.4 million ($0.16 per share) to $27.5 million in the third quarter of 2005 from $20.1 million for the equivalent quarter in 2004. The increase reflects higher borrowings, resulting primarily from financing acquisitions and developments in 2005, higher interest rates on the Company’s domestic variable rate line of credit and an increase in the interest rate on the Company’s European borrowings as a result of refinancing its variable rate credit facility that matured in 2004 with seven-year financing. Audit, Sarbanes-Oxley Section 404 compliance, legal and personnel costs increased $1.8 million ($0.04 per share). The Company also recognized a $142,000 foreign exchange loss this quarter compared to a gain of $1.9 million ($0.04 per share) in the third quarter of 2004. Of the $12.7 million charge in relation to the unsolicited takeover proposal and exploration of strategic alternatives, $1.4 million has been paid through the end of the third quarter. The balance includes a provision for fees due in connection with the financial advisor agreement that will be payable over the next several quarters. Legal and other advisory costs are expensed as incurred.

Portfolio

As of September 30, 2005, Shurgard operated an international network of 644 operating properties containing approximately 40.5 million net rentable square feet. The total includes 483 owned, partially owned or leased storage centers in operation in the United States, 20 stores in the United States managed for third parties and 141 owned or partially owned stores in Europe.

In the third quarter of 2005, the Company opened four stores: two in the United States (Oregon and California) and two in Europe (Germany and the United Kingdom). In addition, the Company completed the sale of three storage centers: one in Arizona and two in Washington, for aggregate proceeds of $10.7 million and aggregate gains of $5.4 million.

As of September 30, 2005, the Company had 20 new stores under construction or pending construction (nine in the United States and eleven in Europe) for an estimated total cost of $143.1 million and six re-development projects underway in the United States for an estimated total cost of $6.2 million. Also, during the quarter the Company incurred impairment losses and abandoned project losses of $1.1 million, relating primarily to land parcels held for sale and abandoned development projects in the United States and Europe.

Impact of Hurricanes

Management announced that seven stores incurred damage as a result of Hurricane Wilma, which struck southern Florida on October 24, 2005. For the third quarter of 2005 these stores produced revenue of $2.7 million (2.2% of total revenue) and NOI of $1.8 million (2.3% of total NOI). All stores are covered by insurance for losses due to physical damage and business interruption and have already re-opened. The Company’s initial estimates are that store repairs (net of insurance recovery) will be approximately $1.2 million, but as the hurricane occurred after the end of the quarter, it does not impact our third quarter 2005 operating results. Based on a significant increase in inquiries, management projects that increased demand for available unaffected units will more than offset the loss of units under repair and that the overall impact on store revenue and NOI will be immaterial. The Company’s stores incurred no material damage from Hurricane Katrina in August 2005 or from Hurricane Rita in September 2005.

2005 FFO and Earnings Guidance

Excluding all costs associated with the unsolicited takeover proposal and exploration of strategic alternatives, management’s current FFO per share forecast for 2005 is $1.77 - $1.80. The revised forecast reflects better than anticipated store operating results, offset by unanticipated property abandonment and impairment costs, hurricane damage costs and higher than previously projected interest expense, audit and Sarbanes-Oxley compliance costs, as noted above.

Supplemental Information

Copies of this press release and supplemental information relating to the third quarter of 2005 will be available on the company’s website at http://www.shurgard.com/ir or by request at (206) 624-8100. The Company will host a conference call to discuss third quarter results on Tuesday, November 8, 2005, at 1:30 p.m. (Pacific). The public is invited to listen to the call live via the Internet by clicking the appropriate links on the Company’s website. The call is also available live on a listen-only basis by dialing (800) 866-5043 (US & CN callers) and (303) 205-0033 (international callers). A taped replay of the conference call will be available via the Internet address listed above until November 15, 2005, or via telephone until November 15, 2005, at (800) 405-2236 (US & CN callers) and (303) 590-3000 (international callers) access code 11043936#.

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The Company uses FFO in addition to net earnings to report its operating results. The Company uses the definition of FFO adopted by the National Association of Real Estate Investment Trusts. Accordingly, FFO is defined as net earnings (computed in accordance with GAAP), excluding gains (losses) on dispositions of interests in depreciated operating properties and real estate depreciation and amortization expenses. FFO includes the Company’s share of FFO of unconsolidated real estate ventures and discontinued operations and excludes minority interests in FFO. The Company believes FFO is a meaningful disclosure as a supplement to net earnings because net earnings assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The Company believes that the values of real estate assets fluctuate due to market conditions. The Company’s calculation of FFO may not be comparable to similarly titled measures reported by other companies because not all companies calculate FFO in the same manner. FFO is not a liquidity measure and should not be considered as an alternative to cash flows or indicative of cash available for distribution. It also should not be considered an alternative to net earnings, as determined in accordance with U.S. GAAP, as an indication of the Company’s financial performance. A reconciliation of GAAP net income to FFO is included in the tables attached to this release.

This release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities Exchange Act of 1934 as amended. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. These statements are only predictions and are inherently uncertain. Our actual results may differ significantly from our expectations due to uncertainties, including the risk that:

•	changes in economic conditions in the markets in which we operate or competition from new self-storage facilities or other storage alternatives may cause a decline in rent or occupancy rates or delays in rent-up of newly developed properties;

•	new developments could be delayed or reduced by zoning and permitting requirements outside of our control, increased competition for desirable sites, construction delays due to weather, unforeseen site conditions, labor shortages, personnel turnover or scheduling problems with contractors, subcontractors or suppliers;

•	we may experience increases in the cost of labor, taxes, marketing and other operating and construction expenses;

•	tax law changes may change the taxability of future income;

•	increases in interest rates or changes to our credit ratings may increase the cost of refinancing long-term debt;

•	our alternatives for funding our business plan may be impaired by economic uncertainty due to war or terrorism;

•	Shurgard Self Storage SCA, our wholly owned European subsidiary that we refer to as Shurgard Europe, may be adversely affected if it is unable to complete funding of its development joint ventures and maintain compliance with its debt covenants;

•	we may not completely remediate our control deficiencies and material weaknesses such that management would be able to conclude that our internal control over financial reporting is effective;

•	we may incur costs related to defending against hostile takeover attempts; and

•	we may be adversely affected by legislation or changes in regulations.

For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard’s financial performance, see Shurgard’s report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 29, 2005, report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 10, 2005, report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 9, 2005, and its report on Form 10-K/A for the year ended December 31, 2004, filed with the SEC on October 14, 2005. Forward-looking statements are based on estimates as of the date of this release. Except as required by law, we disclaim any obligation to publicly update these forward-looking statements reflecting new estimates, events or circumstances after the date of this release.

INDEX of TABLES TO FOLLOW:

Table 1.	Consolidated Statements of Net Income for the three months and nine months ended September 30, 2005 and 2004

Table 2.	Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004

Table 3.	FFO Reconciliation for the three months and nine months ended September 30, 2005 and 2004

Table 4.	Split of FFO between European Joint Ventures and the rest of Shurgard Storage Centers, Inc. for the three months and nine months ended September 30, 2005

Table 5.	Earnings Per Share for the three months and nine months ended September 30, 2005 and 2004

Table 6.	FFO Per Share for the three months and nine months ended September 30, 2005 and 2004

Table 7.	Segment key investment and operating data for the three months ended September 30, 2005

Table 8.	Segment key operating data for the three months ended September 30, 2004

Table 9.	Domestic Same Store Results for the three months and nine months ended September 30, 2005 and 2004

Table 10.	Summary of Operating Self Storage Properties as of September 30, 2005

Table 11.	Europe Same Store Results for the three months and nine months ended September 30, 2005 and 2004

Table 12.	Europe Same Store Results (in Euro) for three and nine months ended September 30, 2005 and 2004

Table 13.	Quarterly comparison for Europe Same Store of third quarter 2005 versus third quarter 2004

Table 14.	Domestic Same Store Vintage Analysis for the three months ended September 30, 2005 and 2004

Table 15.	European Development Performance Vintage Analysis (in dollars) for the three months ended September 30, 2005 and 2004

Table 16.	European Development Performance Vintage Analysis (in euros) for the three months ended September 30, 2005 and 2004

Table 17.	Foreign exchange translation for the three months and nine months ended September 30, 2005 and 2004

Table 18.	Store Asset Values and Operating Information schedule for the three months ended September 30, 2005

Table 1: SHURGARD STORAGE CENTERS, INC.

OPERATING RESULTS (unaudited)

Condensed Consolidated Statements of Net Income for the three and nine months ended September 30, 2005 and 2004

(in thousands except share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
Revenue
Storage center operations	$124,418	$108,084	$354,175	$308,142
Other	748	1,299	3,484	3,887

Total revenue	125,166	109,383	357,659	312,029

Expenses
Operating	57,627	52,567	174,165	152,046
Real estate development	2,564	1,632	8,207	2,664
Depreciation and amortization	24,202	21,459	70,711	62,782
Impairment losses and abandoned project loses	1,133	616	2,324	1,589
General, administrative and other	8,015	6,257	26,958	23,327

Total storage center expenses	93,541	82,531	282,365	242,408

Income from operations	31,625	26,852	75,294	69,621

Other income (expense)
Costs related to takeover proposal and exploration of strategic alternatives	(12,712)	—	(12,712)	—
Interest expense	(27,503)	(20,126)	(77,113)	(60,597)
Gain (loss) on derivatives	126	(274)	(1,586)	(389)
Foreign exchange (loss) gain	(142)	1,899	(9,705)	(493)
Interest income and other, net	1,277	1,106	3,505	2,307

Other expense, net	(38,954)	(17,395)	(97,611)	(59,172)

(Loss) income before equity in earnings of other real estate investments, net, minority interest and income taxes	(7,329)	9,457	(22,317)	10,449
Minority interest	3,249	4,002	16,235	12,355
Equity in earnings of other real estate investments, net	27	22	60	47
Income tax benefit (expense)	47	(24)	(342)	(47)

(Loss) income from continuing operations	(4,006)	13,457	(6,364)	22,804
Discontinued operations
Income from discontinued operations	188	363	686	1,867
Gain on sale of discontinued operations	5,408	4,333	11,831	16,323

Discontinued operations	5,596	4,696	12,517	18,190
Cumulative effect of change in accounting principle	—	—	—	(2,339)

Net income	1,590	18,153	6,153	38,655
Net income allocation
Preferred stock dividends and other	(3,038)	(3,037)	(9,118)	(9,154)

Net (loss) income available to common shareholders	$(1,448)	$15,116	$(2,965)	$29,501

Net (loss) income per Common Share - Basic:
(Loss) Income from continuing operations available to common shareholders	$(0.15)	$0.23	$(0.33)	$0.30
Total discontinued operations	0.12	0.10	0.27	0.39
Cumulative effect of change in accounting principle	—	—	—	(0.05)

Net (loss) income available to common shareholders per share	$(0.03)	$0.33	$(0.06)	$0.64

Net (loss) income per Common Share - Diluted:
(Loss) Income from continuing operations available to common shareholders	$(0.15)	$0.23	$(0.33)	$0.30
Discontinued operations	0.12	0.10	0.27	0.39
Cumulative effect of change in accounting principle	—	—	—	(0.05)

Net (loss) income available to common shareholders per share	$(0.03)	$0.33	$(0.06)	$0.64

Distributions per common share	$0.56	$0.55	$1.67	$1.64

Table 2: SHURGARD STORAGE CENTERS, INC.

BALANCE SHEET (unaudited)

Condensed Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004

(in thousands except share data)

	September 30, 2005	December 31, 2004
ASSETS:
Storage centers:
Operating storage centers	$3,188,377	$3,143,488
Less accumulated depreciation	(531,013)	(479,531)

Operating storage centers, net	2,657,364	2,663,957
Construction in progress	81,395	58,431
Properties held for sale	8,875	8,328

Total storage centers	2,747,634	2,730,716

Cash and cash equivalents	38,352	50,277
Restricted cash	5,624	7,181
Goodwill	27,440	24,206
Other assets	115,954	120,504

Total assets	$2,935,004	$2,932,884

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Accounts payable and accrued expenses	$59,228	$60,938
Other liabilities	123,237	112,014
Lines of credit	568,500	397,300
Notes payable	1,261,697	1,287,202

Total liabilities	2,012,662	1,857,454

Minority interest	108,136	169,232
Commitments and contingencies
Shareholders’ equity:
Series C Cumulative Redeemable Preferred Stock; $0.001 par value; 2,000,000 shares authorized; 2,000,000 shares issued and outstanding; liquidation preference of $50,000	48,115	48,115
Series D Cumulative Redeemable Preferred Stock; $0.001 par value; 3,450,000 shares authorized; 3,450,000 shares issued and outstanding; liquidation preference of $86,250	83,068	83,068
Class A Common Stock, $0.001 par value; 120,000,000 authorized; 46,793,460 and 46,624,900 shares issued and outstanding, respectively	47	47
Additional paid-in capital	1,135,349	1,127,138
Accumulated deficit	(435,745)	(354,985)
Accumulated other comprehensive (loss) income	(16,628)	2,815

Total shareholders’ equity	814,206	906,198

Total liabilities and shareholders’ equity	$2,935,004	$2,932,884

Table 3: SHURGARD STORAGE CENTERS, INC.

Funds From Operations (unaudited)

FFO Reconciliation for the three and nine months ended September 30, 2005 and 2004

(in thousands except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
Net income	$1,590	$18,153	$6,153	$38,655
Depreciation and amortization (1)	20,930	18,932	59,795	55,548
Gain on sale of operating properties	(5,916)	(4,472)	(12,339)	(16,386)
Cumulative effect of change in accounting principle	—	—	—	2,339

FFO	16,604	32,613	53,609	80,156
Preferred distribution and other	(3,038)	(3,037)	(9,118)	(9,154)

FFO attributable to common shareholders	$13,566	$29,576	$44,491	$71,002

FFO per share	$0.28	$0.63	$0.94	$1.53

Distributions per common share	$0.56	$0.55	$1.67	$1.64

(1)	Excludes depreciation related to non-real estate assets and minority interests in depreciation and amortization and includes depreciation and amortization of discontinued operations.